KIRKLAND & ELLIS LLP
AND AFFILIATED PARTNERSHIPS

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Facsimile:
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August 22, 2005

Allion Healthcare, Inc.
1660 Walt Whitman Road, Suite 105
Melville, NY 11747

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Allion Healthcare, Inc., a Delaware corporation (the "Registrant"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), pertaining to the registration of a proposed issuance of up to an aggregate of 2,750,000 shares (the “Shares”) of the Registrant's Common Stock, $.001 par value per share, pursuant to the Registrant's 1998 Stock Option Plan and 2002 Stock Incentive Plan (collectively, the “Plans”).

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the Amended and Restated Certificate of Incorporation and the Third Amended and Restated Bylaws (the “Bylaws”) of the Registrant, each as amended to the date hereof; (ii) certain resolutions adopted by the Board of Directors of the Registrant; (iii) the Plans; and (iv) the form of option agreement between the Registrant and the participants in the Plans. In addition, we have made such other investigations as we have deemed necessary to enable us to express the opinion hereinafter set forth.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. We relied upon statements and representations of officers and other representatives of the Registrant and others as to factual matters.

KIRKLAND & ELLIS LLP

Allion Healthcare, Inc.
August 22, 2005,

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized and, when (i) the Registration Statement related to the Shares becomes effective under the Securities Act; (ii) the Shares have been duly issued in accordance with the terms of the Plans upon receipt of the consideration to be paid therefor (assuming in each case the consideration received by the Registrant is at least equal to $.001 per share); and (iii) the certificates representing the Shares comply as to form with the Bylaws and the General Corporation Law of the State of Delaware and bear all necessary signatures and authentications, the Shares will be validly issued, fully paid and nonassessable.

The opinions expressed above are subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

Sincerely,

/s/ Kirkland & Ellis LLP
___________________________
KIRKLAND & ELLIS LLP